UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                                 SYNTEL, INC.
                               (Name of Issuer)


                                 Common Stock
                       (Title of Class of Securities)


                                  87162H103
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                   SCHEDULE 13G

CUSIP # 87162H103


Item 1:	Name of Reporting Person
      		S.S. or I.R.S. Identification No. of Above Person

               Bharat Desai

Item 2.	Check the Appropriate Box if a Member of a Group*
			(a)  [   ]
			(b)  [   ]


Item 3.	SEC Use Only


Item 4:	Citizenship or Place of Organization

          			United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:

Item 5:	Sole Voting Power:

          			13,176,150

Item 6:	Shared Voting Power:

          			0

Item 7:	Sole Dispositive Power:

          			13,176,150

Item 8:	Shared Dispositive Power:

          			0

Item 9:	Aggregate Amount Beneficially Owned by Each Reporting Person:

          			13,176,150

Item 10:	Check Box if the Aggregate Amount in Row (9) Excludes Certain
         Shares*

          			[    ]


Item 11:	Percent of Class Represented by Amount in Row (9):

          			34.5%

Item 12:	Type of Reporting Person*

          			IN

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SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
FILED PURSUANT TO RULE 13G-1(b) or 13G-2(b)


Item 1(a).	Name of Issuer:

              	Syntel, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

               2800 Livernois, Suite 400
	            		Troy, Michigan 48083

Item 2(a).	Name of Person Filing:

            			Bharat Desai

Item 2(b).	Address of Principal Business Office or, if None, Residence:

            			2800 Livernois, Suite 400
	            		Troy, Michigan 48083

Item 2(c).	Citizenship:

            			United States of America

Item 2(d).	Title of Class of Securities:

            			Common Stock

Item 2(e).	CUSIP Number:

            			87162H103

Item 3.	Not Applicable.

Item 4.	Ownership:

       	(a)	Amount Beneficially Owned:

           				13,176,150

	(b)	Percent of Class:

           				34.5%

	(c)	Number of shares as to which
  			such person has:

	    (i)	Sole power to vote or to direct
			      the vote:

            			13,176,150

   	 (ii)	Shared power to vote or to direct
	       		the vote:

           				0

   	(iii)	Sole power to dispose or to
       			direct the disposition of:

           				13,176,150

   	 (iv)	Shares power to dispose or to
       			direct the disposition of:

           				0

Item 5:	Ownership of Five Percent of Less of a Class.

            			Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

             		Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired
        the Securities Being Reported on by the Parent Holding Company.

             		Not Applicable

Item 8.	Identification and Classification of Members of the Group.

             		Not Applicable

Item 9.	Notice of Dissolution of Group.

             		Not Applicable

Item 10. Certifications.

               Not Applicable


                                     SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13G is true, complete and correct.


February 12, 1999
Date

/S/ BHARAT DESAI
Signature

BHARAT DESAI
Name / Title